Exhibit 99.1

ROUNDY’S, INC. BOARD OF DIRECTORS ELECTS GREGORY P. JOSEFOWICZ AS DIRECTOR

Company Appoints Food Retail Industry Veteran to the Board

MILWAUKEE – March 29, 2012 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today announced the election of Gregory P. Josefowicz to its Board of Directors.

Mr. Josefowicz brings to the Board more than 30 years of executive leadership in the retail industry, including significant experience in food retail. As a former president and chief executive officer for two large retail companies, and as an active director for public and private companies, his experience includes corporate governance, marketing, merchandising, brand development, retail operations and human resources.

“We are excited to have Greg join the board and welcome his in-depth experience and perspective on the food retail industry,” said Robert Mariano, Roundy’s chairman, president and chief executive officer. “Greg will also provide us with relevant public company and corporate governance insight as a former public company executive and active director. We look forward to his future contributions as we continue to grow our business.”

Mr. Josefowicz is the lead director and chair of the Nominating and Corporate Governance Committee of the Board of Directors of PetSmart, Inc. (NASDAQ: PETM), director and member of the Audit Committee of the Board of Directors of United States Cellular Corp. (NYSE: USM), and a member of the Board of Directors of Tops Markets and True Value Company. He previously served as the lead director and member of the Audit Committee of the Board of Directors of Winn-Dixie Stores, Inc., from December 2006 to March 2012, when the company was acquired by Bi-Lo and as a director of Ryerson Inc. (NYSE: RYI) and Spartan Stores (NASDAQ: SPTN). From 1999 to July 2006, Mr. Josefowicz served as chairman of the board of directors and chief executive officer of the Borders Group. Thereafter, until January 2008, Mr. Josefowicz was an advisor to Borders’ Board of Directors. Before joining the Borders Group, Mr. Josefowicz served as chief executive officer of the Jewel/Osco division of American Stores Company until its merger with Albertson’s, Inc. After the merger, he became president of Albertson’s Midwest region.

Mr, Josefowicz holds a B.A. from Michigan State University and an M.B.A. from the Kellogg School of Management at Northwestern University.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 159 retail grocery stores and 99 pharmacies under the Pick ’n Save, Rainbow, Copps, Metro Market and Mariano’s Fresh Market retail banners in Wisconsin, Minnesota and Illinois.

Contact:

Katie Turner

ICR

katie.turner@icrinc.com

646-277-1228